Exhibit 10.67
AMENDMENT TO
NATIONAL CITY CORPORATION LONG-TERM
CASH AND EQUITY INCENTIVE PLAN
Effective April 6, 2004
          Effective October 23, 2006, the following section in the above-referenced plan shall hereby be amended to read as follows:
2.1	DEFINITIONS.

(hh)	“Market Value per Share” means, at any date, the closing price, per share, of a share of Common Stock, on the New York Stock Exchange on the trading day of such date as reported by the Wall Street Journal (Midwest Edition) or, if the Common Stock shall be primarily traded in another market, as determined in a manner specified by the Board using quotations in such other market.
          Effective on and after October 23, 2006, the following section in the above-referenced plan shall hereby be amended to read as follows and shall be applicable to all grants under such plan except stock options outstanding as of the date of this amendment:
3.5	ADJUSTMENTS. In event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination of shares, recapitalization or other change in capital structure of the Corporation, merger, consolidation, spinoff, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing (“Recapitalization”), the Board shall make a proportionate adjustment in the aggregate number of shares of Common Stock available for issuance under the Plan and in the number of shares of Common Stock subject to outstanding Awards granted under the Plan in the aggregate or to any Participant and in the number of shares of Common Stock specified in Sections 3.3, 3.4, 5.3, 6.2, 7.4, 8.2, 9.1 and 10.2 hereof, all as shall be determined to be equitable by the Board, acting in its sole discretion, exercised in good faith, to prevent dilution or enlargement of rights, and, if necessary, the Board may make a proportionate substitution or adjustment in the kind of securities available for issuance under the Plan, provided that the number of shares of Common Stock subject to any Award shall always be a whole number. The Board shall also make or provide for such adjustments in the prices per share of Common Stock applicable under Option Rights and Appreciation Rights as the Board in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result as a result of a Recapitalization.